Exhibit 10.15
Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated November 10, 2008 (this “Agreement”), is made by and among MDC Acquisition Inc., a Delaware corporation (“MDC Sub”); CPB Acquisition Inc., a Delaware Corporation (“Acquisition Co.”); MDC Partners Inc., a Canadian corporation (“MDC Partners”); Crispin & Porter Advertising, Inc. (d/b/a Crispin Porter & Bogusky), a Florida corporation (“CPB Inc.” or “Seller”); Charles Porter (“Porter”), Alex Bogusky (“Bogusky”), Jeff Hicks (“Hicks”), and Jeff Steinhour (“Steinhour”; together with Porter, Bogusky and Hicks collectively referred to as the “Employee Members” and individually as an “Employee Member”); MDC Sub, together with the Acquisition Co., Employee Members and CPB Inc., collectively referred to as the “Members” and individually a “Member”); and CRISPIN PORTER & BOGUSKY LLC, a Delaware limited liability company (the “Company”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Company’s Amended and Restated Limited Liability Company Agreement dated as of January 8, 2001 (as subsequently amended, the “LLC Agreement”).

W I T N E S S E T H :

WHEREAS, CPB Inc., the Employee Members, MDC Sub and Acquisition Co. are parties to that certain LLC Agreement of the Company, which sets forth, among other things, the terms and conditions relating to transfer and ownership of the Membership Interests upon exercise of a put or call option;

WHEREAS, pursuant to the LLC Agreement, Acquisition Co. has the right to exercise the “Third Call” option, and is hereby exercising such Third Call option early, with respect to the purchase of an additional 17% of Membership Interests from CPB Inc., and has assigned such rights to exercise the Third Call to MDC Sub;

WHEREAS, CPB Inc. (the “Seller”) accepts MDC Sub’s early exercise of the Third Call option and now desires to sell, and MDC Sub desires to purchase, an aggregate amount equal to 17% of the issued and outstanding Membership Interests in the Company (the “Purchased Interests”), from the Seller;

WHEREAS, immediately following the execution and delivery of this Agreement, the parties hereto are entering into a further amendment to the LLC Agreement to reflect the transactions contemplated by this Agreement, including the transfer of the Purchased Interests to MDC Sub such that following the Closing of the transactions contemplated by this Agreement, the Membership Interests in the Company will be owned as follows:  MDC Sub – 45%; Acquisition Co. – 49% ; CPB Inc. - 6%.;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

           1.        Purchase and Sale; Closing.

                      (a)           Sellers hereby sell, assign, transfer and deliver to MDC Sub, and MDC Sub hereby purchases from Seller, the Purchased Interests.   The Purchased Interests carry with it the right to share in the Profits and Losses of the Company (as such terms are defined in LLC Agreement) and the other economic attributes thereof (including distributions of Cash Flow in accordance with the LLC Agreement) accruing from and after November 10, 2008 in respect of the Purchased Interests transferred hereby, and the Seller’s rights in its Capital Account with respect to the Purchased Interests as of November 10, 2008, subject to Seller receiving distributions in the ordinary course that it would have received in respect of the Purchased Interests for the period of time ending immediately prior to the Closing Date.  For purposes of this Agreement, the calculation of “Profits and Losses” shall be done in accordance with the LLC Agreement, and shall be based upon profits, losses and distributions in accordance with the Company’s current financial and operational policies as of the Closing Date and determined in a manner substantially consistent with recent practices (e.g.,  no extraordinary dividends).

                      (b)           The closing of the transaction contemplated by this Agreement (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement (the “Closing Date”), at the offices of MDC Partners Inc., 950 Third Avenue, New York, New York 10022 or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto.

                      (c)           Effective as of November 10, 2008, MDC Sub, Acquisition Co. and CPB Inc. shall cause the Company to close its books for income tax purposes, and there will be no allocation of Profits or Losses to Sellers with respect to the Purchased Interests following the Closing Date.  All distributions of Profits payable as of November 10, 2008 in respect of the Membership Interests (including the Purchased Interests) shall be distributed and paid by the Company in the ordinary course following the Closing.  In accordance with the LLC Agreement, the parties have agreed to elect to adopt the closing of the books method under Section 706 of the Code for allocating CPB Inc.’s varying interests in the Company during the taxable year that includes the Closing Date.

           2.        Purchase Price.

                      (a)           In full consideration for the purchase by MDC Sub of the Purchased Interests, and in full satisfaction of any and all amounts due and owing by Acquisition Co. with respect to the Period Three Formula Amount (as such term is defined in the LLC Agreement), MDC Sub agrees to pay to Sellers an amount equal to the “Put/Call Purchase Price”, calculated and determined as follows:

(i)
At the Closing, an amount equal to $6,850,000 as the “Closing Payment”.  The Closing Payment shall be paid as follows:  (A) an amount equal to $6,430,000 shall be paid in cash or immediately available funds, and (B) an amount equal to $420,000 (the “Closing Stock Payment”) shall be paid in the form of 105,000 MDC Shares in accordance with Secion 2(a)(iv) of this Agreement.   “MDC Shares” shall mean MDC Partners’ Class A subordinate voting shares.

(ii)
On or prior to April 1, 2010, a payment in an amount equal to the “Period Three Formula Amount”, calculated in accordance with Section 10.4.3(c) of the LLC Agreement, minus $2.1 million (the “Final Purchase Payment”).   In accordance with Section 10.5(e) of the LLC Agreement, 80% of the Final Purchase Payment paid in respect of the Period Three Formula Amount shall be paid in cash by wire transfer, and 20% of the Final Purchase Payment shall be made in MDC Shares.  In the event that the Period Three Formula Amount is equal to less than zero, there shall be no repayment obligation by the Seller to MDC Sub.

(iii)
The Final Purchase Payment shall be subject to further upward (not downward) adjustment as follows:  Within 5 Business Days following the final determination of the financial statements of the Company for the first calendar quarter of 2010, MDC Sub shall pay to Seller, in cash by wire transfer, an amount calculated as follows:

{2.85 x average monthly “Profits” (as defined in the LLC Agreement) of the Company during the Additional Period}- $5.1 million.

For purposes of this Agreement, the “Additional Period” shall be the period of time from the Closing Date to March 31, 2010.

(iv)
The certificate representing the shares of MDC Shares to be issued as part of the Closing Stock Payment shall be dated the date hereof and shall be delivered to the Seller not later than ten (10) business days after the Closing Date.  There shall be no contractual holding period for the shares of MDC Shares issued as part of the Closing Stock Payment.

                      (b)           For purposes of this Agreement, all of the terms, conditions and procedures set forth in Sections 10.4.2 and 10.5 of the LLC Agreement regarding “Accounting Determination” and “Payment of the Purchase Price” shall apply and govern the determination of Profits and the Period Three Formula Amount, and the payment of the Final Purchase Payment.  In the event that the Period Three Formula Amount has not been finally determined by March 31, 2010, the Final Purchase Payment to be made on April 1, 2010 shall be equal to 75% of a good faith estimate of such amount estimated by MDC Partners in its reasonable judgment (the “Undisputed Payment”). Upon final determination of the Period Three Formula Amount, the balance of the Final Purchase Payment shall be promptly paid to Seller. In the event that MDC Sub fails to pay the Undisputed Payment to Seller in respect of the Final Purchase Payment on or prior to April 1, 2010, and if Seller has otherwise complied in all material respects with its obligations under the LLC Agreement, then Seller shall be entitled to liquidated damages from MDC Sub in an amount equal to the Final Purchase Payment plus 17% of the Profits of the Company during the period commencing April 1, 2010 and continuing until the date on which the Undisputed Payment is paid to Seller.

                      (c)           The parties hereto acknowledge and agree that the Put/Call Purchase Price to be paid by MDC Sub pursuant to the terms and conditions set forth in this Agreement, together with any amounts paid in respect of the Capital Account Amount, will satisfy in full all payment obligations of MDC Sub, Acquisition Co., the Company and/or MDC Partners Inc. (“MDC Partners”) in connection with the Purchased Interests, the Third Call, and the Third Put,  including without limitation satisfaction in full of any amount due in respect of the Capital Account Amount relating to the Purchased Interests, all as set forth in the LLC Agreement.  In addition, in the event that there exists any conflict regarding the language contained in this Agreement and the language contained in the LLC Agreement, the language contained in this Agreement shall govern.

           3.        Representations and Warranties by CPB Inc.  Seller hereby represents and warrants to MDC Sub as follows:

                      (a)           CPB Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

                      (b)           Seller has the full authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by CPB Inc. and the consummation by CPB Inc. of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of CPB Inc. and its shareholders.   This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by MDC Sub, constitutes a legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms.

                      (c)           Seller is the owner of the applicable amount of the Purchased Interests being sold and transferred pursuant to this Agreement, free and clear of all mortgages, liens, security interests, encumbrances, claims, charges and restrictions of any kind or character (“Liens”) other than the LLC Agreement.  No person or entity has or will have any claim against the Company, MDC Sub or any of their affiliates related to any share or future distribution from the Company or to the proceeds from the sale of the Purchased Interests.

                      (d)           Seller agrees that, from and after the date hereof, no portion or proceeds of the Closing Payment paid in respect of the Put/Call Purchase Price shall be used to compensate or give any employee of the Company a bonus, gift, award or similar type of remuneration, other than dividend distributions that may be paid to shareholders of the Seller.

           4.        Representations and Warranties by MDC Sub.  MDC Sub and MDC Partners, as the case may be, hereby represent and warrant, jointly and severally, to Sellers as follows:

                      (a)           MDC Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.    MDC Sub is an indirect, wholly-owned subsidiary of MDC Partners.   MDC Partners shall cause sufficient capital and/or MDC Shares, as the case may be, to be available to MDC Sub to meet its obligations to pay the Put/Call Purchase Price under Section 2 of this Agreement.  If MDC Sub fails to meet its payment obligations under Section 2 hereof, then MDC Partners shall satisfy such payment obligations to the extent that MDC Sub failed to do so.

                      (b)           MDC Sub has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by MDC Sub and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of MDC Sub.   This Agreement has been duly and validly executed and delivered by MDC Sub and, assuming due authorization, execution and delivery by CPB Inc., constitutes legal, valid and binding obligations of MDC Sub, enforceable against each of them in accordance with its terms.

                      (c)           MDC Partners is a corporation duly organized, validly existing and in good standing under the laws of Canada, with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

                      (d)           MDC Partners has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by MDC Partners and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of MDC Partners.   This Agreement has been duly and validly executed and delivered by MDC Partners and, assuming due authorization, execution and delivery by CPB Inc., constitutes legal, valid and binding obligations of MDC Partners, enforceable against each of them in accordance with its terms.

                      (e)           Each share of MDC Shares to be issued pursuant to the terms of this Agreement will be duly and validly authorized for issuance by MDC Partners, and upon consummation of the transactions contemplated hereby, will be duly and validly issued, fully paid and nonassessable, and not issued in violation of the preemptive rights of any past or present shareholder.   All of the shares of MDC Shares to be issued pursuant to this Agreement will be (a) issued in transactions exempted under all applicable Canadian securities laws and in compliance with the rules and regulations of the Toronto Stock Exchange, and assuming the accuracy and truthfulness of an applicable Investment Representation Certificates to be delivered at Closing by the recipients of such MDC Shares, United States federal and state securities laws and (b) conditionally approved for listing on The NASDAQ National Market and the Toronto Stock Exchange, subject to official notice of issuance and/or the filing of customary documents and payment of listing fees.

            5.       Other Agreements.

                      (a)           As an inducement for MDC Sub to consummate the transactions contemplated by this Agreement and in consideration of the payment by MDC Sub of the Put/Call Purchase Price, each of the Employee Members hereby acknowledges and reaffirms his respective obligations under the provisions of the separate Non-Solicitation/Non-Servicing Agreement dated January 8, 2001 (each as thereafter amended on September 22, 2004 and November 1, 2007, the “Non-Solicit Agreements”), running to the benefit of the Company, Acquisition Co. and MDC Sub.  It is understood that for purposes of the agreement referenced in the preceding sentence, each of the Employee Members shall be deemed to be employed by the Company for any period that he is either a full-time or part-time employee of the Company.

                      (b)           Each of the parties hereto ratifies and acknowledges all rights and obligations pursuant to the existing agreements between the parties, including but not limited to the rights of the Employee Members pursuant to the Non-Solicit Agreements.

           6.        Indemnity.

                      (a)           CPB Inc. hereby agrees to indemnify MDC Partners, MDC Sub and Acquisition Co. and their respective directors and officers (collectively “MDC Group”) against, and to protect, save and hold harmless each member of the MDC Group from, and to pay on behalf of or reimburse the respective member of the MDC Group as and when incurred for, any and all liabilities, obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys’, accountants’ and expert witnesses’ fees) of whatever kind and nature (collectively, “Losses”), that may be imposed on or incurred by any member of the MDC Group arising out of or in any way related to (i) any breach of any warranty or representation contained in Section 3 hereof or (ii) any action, demand, proceeding, investigation or claim by any third party against or affecting any member of the MDC Group which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties contained in Section 3 hereof.

                      (b)           MDC Sub and MDC Partners hereby agree to indemnify CPB Inc. against, and to protect, save and hold harmless CPB Inc. from, and to pay on behalf of or reimburse CPB Inc. as and when incurred for, any and all Losses that may be imposed on or incurred by CPB Inc. arising out of or in any way related to (i) any breach of any warranty or representation of MDC Sub or MDC Partners contained in Section 4 hereof or (ii) any action, demand, proceeding, investigation or claim by any third party against or affecting CPB Inc. which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties contained in Section 4 hereof.

           7.        Miscellaneous.

                      (a)            Each of MDC Sub and MDC Partners, on the one hand, and CPB Inc. and the Employee Members, on the other hand, shall pay its or his own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

                      (b)           The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without regard to any conflicts or choice of laws provisions of the State of New York that would result in the application of the law of any other jurisdiction.

                      (c)           Subject to the provisions of the next sentence, no party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of MDC Sub and CPB Inc.  Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that MDC Partners is required to make any announcement or public disclosure relating to or arising out of this Agreement by virtue of the securities laws of the United States or Canada, or the rules and regulations promulgated thereunder, or the rules of the any stock exchange on which shares of MDC Partners are listed.

                      (d)           Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (i) upon personal delivery, if delivered by hand or courier, (ii) three days after the date of deposit in the mails, postage prepaid, or (iii) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

           If to MDC Sub or MDC Partners, addressed to:

MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario
Canada M5R 2E3
Attention:  Robert Dickson
Fax:  (416) 960-9555

                      with a copy to:

MDC Partners Inc.
950 Third Avenue
New York, New York 10022
Attention:  Mitchell Gendel, General Counsel
Fax:  (212) 937-4365

           If to CPB Inc., addressed to:

CPB Inc.
3390 Mary Street, Suite 300
Miami, Florida  33133
Attention: Chief Financial Officer
Fax:  (305) 854-3419

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

                      (e)           This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, as the case may be.

                      (f)            In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

                      (g)           This Agreement, including the other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.

                      (h)           This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the all of the parties hereto.

                      (i)            The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

                      (j)            This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts taken together shall constitute but one agreement.  Facsimile signatures shall constitute an original.

*                      *                      *                      *

IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement, on the day and year first above written.

MDC ACQUISITION INC.

By:	/s/
Name: Mitchell Gendel
Title: Vice President & Secretary

CPB ACQUISITION INC.

By:	/s/
Name: Mitchell Gendel
Title: Vice President & Secretary

MDC PARTNERS INC.

By:	/s/
Name: Michael Sabatino
Title: Senior Vice President and Chief Accounting Officer

CRISPIN & PORTER ADVERTISING, INC.

By:	/s/
Name: Charles K. Porter
Title:

Employee Members:

By:	/s/
Charles Porter

By:	/s/
Alex Bogusky

By:	/s/
Jeff Hicks

By:	/s/
Jeff Steinhour